PRESS RELEASE

Exhibit 99.1

Community Bancorp. Reports Earnings and Dividend

October 22, 2019	For immediate release

For more information, contact: Kathryn M. Austin, President & CEO at (802) 334-7915

Trading Symbol: CMTV
(Traded on the OTCQX)

Derby, VT: Community Bancorp., the parent company of Community National Bank, has reported earnings for the third quarter ended September 30, 2019, of $2,261,943 or $0.43 per share compared to $2,269,732 or $0.44 per share for the third quarter of 2018. Year to date earnings for 2019 are $6,453,146 or $1.23 per share compared to $6,254,929 or $1.20 per share a year ago.

Total assets at September 30, 2019 were $729,231,941 compared to $720,347,498 at year end and $694,499,557 at September 30, 2018. The year-over-year asset growth has been driven in part by increases in loans in the amount of $23 million. This year-to-date growth is attributable to an increase of $11.9 million in commercial loans, $4.9 million increase in municipal loans and $14.3 million increase in commercial real estate loans. These increases were offset by a $5.0 million decrease in 1-4 Family residential loans. Growth in the commercial loan portfolio was enhanced with $7.5 million in purchased loans and the growth in the commercial real estate loans includes a $4.0 million loan participation with the Atlantic Central Bankers Bank. The AFS portfolio increased $3,212,464, or 8.2%, from December 31, 2018.

Total deposits decreased $2,429,317 or 0.4%, since December 31, 2018, consisting of a decrease in core deposits totaling $4,582,231, or 1.5%, and an increase in MMA and savings accounts totaling $16,158,069, or 9.1%, and a decrease in time deposits of $14,005,155, or 10.8%. Increases in interest bearing transaction accounts are noted in the year over year comparison, particularly the account for the Company’s affiliate, CFSG, and the reciprocal ICS accounts. The decrease in wholesale time deposits is predominantly due to the maturity of brokered deposits that were not replaced due to the influx of cash on hand.

Interest income increased $389,432, or 5.2%, for the third quarter of 2019 compared to the same quarter in 2018, and $2,544,526, or 11.9%, for the first nine months of 2019 compared to the same period in 2018. Interest expense increased $288,888, or 23.7%, for the third quarter of 2019 compared to the same quarter in 2018, and $1,567,134, or 51.8%, for the first nine months of 2019 compared to the same period in 2018. The year to date increase in interest income is due in part to a $440 thousand prepayment penalty received in the second quarter of 2019, as well as the increases in short-term rates. While the increase in short-term rates has had a positive impact on interest income, it is also continuing to put upward pressure on interest rates paid on deposit accounts and other borrowings.

Growth of the loan portfolio, combined with charge off activity related to write-down adjustments on several loans in workout, required provisions for loan losses of $412,499 for the third quarter of 2019 compared to $210,000 for the same period in 2018, an increase of 96.4%. The year to date provision for loan losses of $766,668 for the first nine months of 2019 compares to $570,000 for the same period in 2018, an increase of $34.5%.

Non-interest income increased $54,539, or 3.5%, for the third quarter of 2019, while a decrease of $278,455, or 6.0%, is noted for the first nine months of 2019. The year-over-year decrease is due to the combination of a decrease in income from gain on sale of loans sold in the secondary market in 2019 compared to 2018 and a one-time gain on sale of property in 2018. Loan originations that were subsequently sold in the secondary market were $7.5 million for the first nine months of 2019 compared to $8.9 million for the same period in 2018 resulting in a decrease in gain on sale of loans of $107 thousand, or 40.3%. Also contributing to the year over year decrease is a one-time gain on sale of property of $263 thousand in 2018 which was directly related to the sale of a Condominium unit to the Company’s affiliate, CFSG. No similar gains were reported in 2019.

Non-interest expense decreased $10,616, or 0.2%, for the third quarter of 2019 and increased $389,276, or 2.7%, for the first nine months of 2019. While increases are noted in salaries, wages and employee benefits, both periods were positively impacted with a decrease in Other Expenses due to the distribution of deposit-insurance assessment credits issued by the FDIC. Credits issued to the Community National Bank equal $164,007, which represents 79.4% of the bank’s total FDIC assessment for the first nine months of 2018.

President and CEO Kathryn Austin commented on the third quarter results. “In spite of the current interest rate environment which poses challenges at the margin, we are pleased with these results. The combination of organic loan growth in our new markets combined with the ability to purchase loans and participate with strategic partners allows us to purposefully grow the loan portfolio while managing credit risk.” We are proud to be “Vermont’s Community Bank.”

As previously announced, the Company has declared a quarterly cash dividend of $0.19 per share payable November 1, 2019 to shareholders of record as of October 15, 2019.

Community National Bank is an independent bank that has been serving its communities since 1851, with offices located in Vermont in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier, Barre, Lyndonville, Morrisville, Enosburg Falls, Burlington and Lebanon, NH.

Forward Looking Statements

This press release contains forward-looking statements, including, without limitation, statements about the Company’s financial condition, capital status, dividend payment practices, business outlook and affairs. Although these statements are based on management’s current expectations and estimates, actual conditions, results, and events may differ materially from those contemplated by such forward-looking statements, as they could be influenced by numerous factors which are unpredictable and outside the Company’s control. Factors that may cause actual results to differ materially from such statements include, among others, the following: (1) general economic or monetary conditions, either nationally or regionally, continue to decline, resulting in a deterioration in credit quality or diminished demand for the Company’s products and services; (2) changes in laws or government rules, or the way in which courts interpret those laws or rules, adversely affect the financial industry generally or the Company’s business in particular, or may impose additional costs and regulatory requirements; (3) interest rates change in such a way as to reduce the Company’s interest margins and its funding sources; and (4) competitive pressures increase among financial services providers in the Company’s northern New England market area or in the financial services industry generally, including pressures from nonbank financial service providers, from increasing consolidation and integration of financial service providers and from changes in technology and delivery systems.